Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statements (Form S-3 No. 333-133431, 333-141862) of Goodrich Petroleum Corporation and in the related Prospectuses, and

2. Registration Statements (Form S-8 No. 333-01077, 333-120425, 333-120427, 333-138156) of Goodrich Petroleum Corporation;

of our report dated February 21, 2011, with respect to the consolidated financial statements of Goodrich Petroleum Corporation and subsidiary and the effectiveness of internal control over financial reporting of Goodrich Petroleum Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Houston, Texas
February 21, 2011